Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-6956	Arlington, Virginia 22209
	c/o June Connor	www.cebglobal.com

CEB REPORTS FOURTH QUARTER RESULTS AND PROVIDES 2015 GUIDANCE

Company Achieves Q4 Total Revenue Growth of 7.5%, Operating Cash Flow Growth of 22.5%, CEB Segment Contract Value Growth of 11.9%, Increases Quarterly Cash Dividend 42.9%, and Approves New $100 Million Stock Repurchase Program

ARLINGTON, Va. – February 4, 2015 – The Corporate Executive Board Company (“CEB” or the “Company”) (NYSE: CEB) today announced financial results for the fourth quarter and the year ended December 31, 2014. Revenue increased 7.5% to $240.1 million in the fourth quarter of 2014 from $223.4 million in the fourth quarter of 2013. Net income in the fourth quarter of 2014 was $28.6 million, or $0.84 per diluted share, compared to $12.6 million, or $0.37 per diluted share, in the same period of 2013. Included in net income for the fourth quarter of 2014 was $5.5 million of pretax net non-operating foreign currency gains. Included in net income for the fourth quarter of 2013 was $0.7 million of pretax net non-operating foreign currency losses. Adjusted net income was $43.0 million and Non-GAAP diluted earnings per share were $1.27 in the fourth quarter of 2014 compared to $28.8 million and $0.84 in the same period of 2013, respectively.

In 2014, revenue was $909.0 million, a 10.8% increase from $820.1 million in 2013. Net income in 2014 was $51.2 million, or $1.50 per diluted share, compared to $32.0 million, or $0.94 per diluted share, in 2013. Included in net income for 2014 was a $39.7 million pre-tax impairment loss associated with nondeductible intangible assets and goodwill for Personnel Decision Research Institutes, Inc. (“PDRI”), a $6.6 million pre-tax gain related to a cost method investment, and $8.6 million of pretax net non-operating foreign currency gains. Included in net income for 2013 was a $22.6 million goodwill impairment loss for PDRI, $6.7 million of pre-tax debt extinguishment costs associated with the refinancing of the Company’s senior secured credit facilities in August 2013, and $3.3 million of pretax net non-operating foreign currency losses. Adjusted net income was $122.6 million and Non-GAAP diluted earnings per share were $3.60 in 2014 compared to $105.4 million and $3.10 in 2013, respectively.

“Our business continued its strong top and bottom line trajectory in Q4, setting us up well as we enter 2015,” said Tom Monahan, Chairman and CEO. “While the recent and rapid strengthening of the US dollar creates some comparability issues, we saw healthy growth and margin expansion on a constant currency basis – trends we expect to see continue for the full year of 2015. Success in acquiring new customers and high levels of wallet retention across the business reinforces both the strength of our franchise and the value of our recurring revenue platform.

“This combination of solid growth and margin expansion with our attractive business model also resulted in strong cash flows and a net leverage profile well within our target range. Accordingly, we are pleased to announce robust enhancements to our dividend and share repurchase program, even as we retain the ability to make strategic investments in growth.”

OUTLOOK FOR 2015

The Company’s 2015 annual guidance is as follows: Adjusted revenue of $960 to $985 million, revenue of $959 to $984 million (reflecting a constant currency revenue growth in the range of 8% to 11%), capital expenditures of $32 to $34 million, Non-GAAP diluted earnings per share of $3.55 to $3.90, an Adjusted EBITDA margin between 25.5% and 26.0%, and depreciation and amortization expense of $68 to $70 million. Adjusted revenue refers to revenue before the impact of the reduction of the revenue of SHL Talent Measurement™ and KnowledgeAdvisors recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the acquisition dates to fair value. The estimated reduction in 2015 revenue to reflect the impact of the deferred revenue fair value adjustment is approximately $1 million. This guidance assumes an average exchange rate of 1.55 USD to the British Pound, 1.20 USD to the Euro, and 0.81 USD to the Australian Dollar.

Beginning with the first quarter of 2015, the Company will adjust its non-GAAP financial measures to exclude the impact of net non-operating foreign currency gains (losses) included in other income (expense). These items primarily result from the remeasurement of foreign currency cash balances held by CEB US and subsidiaries with the USD as their functional currency, USD cash balances held by subsidiaries with a functional currency other than the USD, certain intercompany notes, and the balance sheets of non-US subsidiaries whose functional currency is the USD. In 2014, excluding the impact of net non-operating foreign currency gains, Adjusted EBITDA and Non-GAAP diluted earnings per share would have been $8.6 million and $0.22 lower, respectively.

SEGMENT HIGHLIGHTS

The CEB segment includes the historical CEB products and services provided to senior executives and their teams to drive corporate performance. In addition, the CEB segment includes the previously disclosed acquisitions in February 2014 of Talent Neuron, a provider of market intelligence technology tools based on large-scale data analytics, and KnowledgeAdvisors, a provider of analytics solutions for talent development professionals. The 2014 financial results only include the results of operations of Talent Neuron and KnowledgeAdvisors from their respective dates of acquisition. The SHL Talent Measurement segment includes the SHL products and services of cloud-based solutions for talent assessment and talent mobility, as well as professional services that support those solutions. PDRI, a subsidiary acquired as part of the SHL acquisition, is included in the CEB segment. PDRI provides customized personnel assessment and performance management tools and services primarily to various agencies of the US government and also to commercial enterprises.

CEB Segment

Revenue increased in the fourth quarter of 2014 to $186.4 million from $170.6 million in the same period of 2013, an increase of 9.2%. Adjusted revenue increased 9.6% (10.6% increase on a constant currency basis) in the fourth quarter of 2014 to $187.0 million from $170.6 million in the same period of 2013. Adjusted EBITDA in the fourth quarter of 2014 was $63.1 million compared to $48.7 million in the same period of 2013, an increase of 29.8% (24.7% increase on a constant currency basis). Adjusted EBITDA margin in the fourth quarter of 2014 was 33.8% of segment Adjusted revenue compared to 28.5% in the fourth quarter of 2013.

Revenue increased in 2014 to $701.6 million from $634.3 million in 2013, an increase of 10.6%. Adjusted revenue increased 11.2% (11.5% increase on a constant currency basis) in 2014 to $705.1 million from $634.3 million in 2013. Adjusted EBITDA in 2014 was $199.5 million compared to $173.5 million in 2013, an increase of 14.9% (13.9% increase on a constant currency basis). Adjusted EBITDA margin in 2014 was 28.3% of segment Adjusted revenue compared to 27.4% in 2013.

Contract Value at December 31, 2014 increased 11.9% to $683.5 million compared to $610.8 million at December 31, 2013. Wallet retention rate at December 31, 2014 was 99% compared to 97% at December 31, 2013. Contract Value per member institution was $96.7 thousand at December 31, 2014 compared to $95.1 thousand at December 31, 2013.

SHL Talent Measurement Segment

Revenue increased in the fourth quarter of 2014 to $53.7 million from $52.8 million in the same period of 2013, an increase of 1.7%. Adjusted revenue increased 0.4% (5.2% increase on a constant currency basis) in the fourth quarter of 2014 to $54.1 million from $53.9 million in the same period of 2013. Adjusted EBITDA in the fourth quarter of 2014 was $13.0 million compared to $9.1 million in the same period of 2013, an increase of 43.5% (28.5% increase on a constant currency basis). Adjusted EBITDA margin in the fourth quarter of 2014 was 24.0% of segment Adjusted revenue compared to 16.8% in the fourth quarter of 2013.

Revenue increased in 2014 to $207.4 million from $185.8 million in 2013, an increase of 11.7%. Adjusted revenue increased 7.3% (8.0% increase on a constant currency basis) in 2014 to $209.9 million from $195.7 million in 2013. Adjusted EBITDA in 2014 was $38.3 million compared to $32.6 million in 2013, an increase of 17.5% (13.6% increase on a constant currency basis). Adjusted EBITDA margin in 2014 was 18.2% of segment Adjusted revenue compared to 16.6% in 2013.

Wallet retention rate at December 31, 2014 was 103% compared to 101% at December 31, 2013. Unlike CEB members, a majority of SHL Talent Measurement customers do not typically enter into contracts for fixed periods, so Contract Value is not a relevant operating statistic for the segment.

QUARTERLY DIVIDEND

The Company announces that its Board of Directors has approved a cash dividend on its common stock for the first quarter of 2015 of $0.375 per share, an increase of 42.9% compared to the dividend paid in the fourth quarter of 2014. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on March 31, 2015 to stockholders of record on March 16, 2015.

SHARE REPURCHASE

In the fourth quarter of 2014, the Company repurchased approximately 189,000 shares of its common stock at a total cost of $13.3 million. These purchases were made pursuant to the Company’s existing stock repurchase authorization which expired on December 31, 2014.

On February 2, 2015, the Company’s Board of Directors approved a new $100 million stock repurchase program, which is authorized through December 31, 2016. Repurchases may be made through open market purchases or privately negotiated transactions. The timing of repurchases and the exact number of shares of common stock to be repurchased will be determined by CEB’s management, in its discretion, and will depend upon market conditions and other factors. The program will be funded using the Company’s cash on hand and cash generated from operations.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Non-GAAP diluted earnings per share, and constant currency financial information, all of which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The term “Adjusted revenue” refers to revenue before the impact of the reduction of SHL and KnowledgeAdvisors revenue recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the acquisition date to fair value (the “deferred revenue fair value adjustment”).

The term “Adjusted EBITDA” refers to net income (loss) before loss from discontinued operations, net of provision for income taxes; provision for income taxes; interest expense, net; gain on cost method investment; debt extinguishment costs; depreciation and amortization; the impact of the deferred revenue fair value adjustment; acquisition related costs; impairment loss; restructuring costs; share-based compensation; costs associated with exit activities; and gain on acquisition.

The term “Adjusted EBITDA margin” refers to Adjusted EBITDA as a percentage of Adjusted revenue.

The term “Adjusted net income” refers to net income (loss) before loss from discontinued operations, net of provision for income taxes and excludes the after tax effects of the impact of the deferred revenue fair value adjustment; acquisition related costs; impairment loss; gain on cost method investment; restructuring costs; debt extinguishment costs; share-based compensation; amortization of acquisition related intangibles; costs associated with exit activities; and gain on acquisition.

“Non-GAAP diluted earnings per share” refers to diluted earnings (loss) per share before the per share effect of loss from discontinued operations, net of provision for income taxes and excludes the after tax per share effects of the impact of the deferred revenue fair value adjustment; acquisition related costs; impairment loss; gain on cost method investment; restructuring costs; debt extinguishment costs; share-based compensation; amortization of acquisition related intangibles; costs associated with exit activities; and gain on acquisition.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, including comparison against our competitors, when publicly providing our business outlook, and as a measurement for potential acquisitions. These non-GAAP financial measures are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures used by other companies.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•	Certain business combination accounting entries and expenses related to acquisitions: We have adjusted for the impact of the deferred revenue fair value adjustment, amortization of acquisition related intangibles, and acquisition related costs. We incurred transaction and certain other operating expenses in connection with our acquisitions which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We believe that excluding these acquisition related items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

•	Share-based compensation: Although share-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense. Accordingly, we exclude share-based compensation from our non-GAAP financial measures because we believe it provides valuable supplemental information that helps investors have a more complete understanding of our operating results. In addition, we believe the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other peer companies, many of which also exclude such expense in determining their non-GAAP measures, given varying valuation methodologies, subjective assumptions, and the variety and amount of award types that may be utilized.

•	Impairment loss, gain on cost method investment, restructuring costs, and debt extinguishment costs: We believe that excluding these items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these items. We exclude these items because management does not believe they correlate to the ongoing operating results of the business.

CEB is a global company that reports financial information in USD. Foreign currency exchange rate fluctuations affect the amounts reported from translating its foreign revenues and expenses into USD. These rate fluctuations can have a significant effect on our reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency financial information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses. To calculate Adjusted revenue on a constant currency basis, Adjusted revenue in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). To calculate Adjusted EBITDA on a constant currency basis, Adjusted EBITDA in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). In addition, Adjusted EBITDA on a constant currency basis excludes the net non-operating foreign currency gains (losses) included in other income (expense).

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying tables.

With respect to our 2015 annual guidance, reconciliations of net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2015 are not provided because we cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations with certainty.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to our 2015 annual guidance. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the US Securities and Exchange Commission (“SEC”), and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential failure to develop and sell, or expand sales markets for our SHL Talent Measurement tools and services, our potential inability to attract and retain a significant number of highly skilled employees or successfully manage succession planning issues, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential inability to adequately maintain and protect our information technology infrastructure and our member and client data, potential confusion about our rebranding, including our integration of the SHL brand, our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, including those related to testing for potential goodwill impairment, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments, the risk that we will be required to recognize additional impairments to the carrying value of the significant goodwill and amortizable intangible asset amounts included in our balance sheet as a result of our acquisitions, which would require us to record charges that would reduce our reported results, our potential inability to effectively manage the risks associated with the indebtedness we incurred and the senior secured credit facilities we entered into in connection with our acquisition of SHL or any additional indebtedness we may incur in the future, our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations, our potential inability to effectively anticipate, plan for and respond to changing economic and financial markets conditions, especially in light of ongoing uncertainty in the worldwide economy, the US economy, and possible volatility of our stock price. Various important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the SEC, including, but not limited to, our 2013 Annual Report on Form 10-K filed on March 3, 2014. The forward-looking statements in this press release are made as of February 4, 2015, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

INVESTOR DAY

CEB will hold its annual Investor Day for institutional investors and sell-side analysts at its Waterview headquarters in Arlington, Virginia on June 18, 2015. At the Investor Day, members of our senior leadership team will review the Company’s business portfolio, strategy for growth, and financial performance. The Investor Day is by invitation only and registration is required. It will also be webcast live via the Internet on the Company’s web site and a replay will be available following the event.

ABOUT CEB

CEB, the leading member-based advisory company, equips more than 10,000 organizations around the globe with insights, tools and actionable solutions to transform enterprise performance. By combining advanced research and analytics with best practices from member companies, CEB helps leaders realize outsized returns by more effectively managing talent, information, customers and risk. Member companies include nearly 90% of the Fortune 500, more than 75% of the Dow Jones Asian Titans, and 85% of the FTSE 100. More at www.cebglobal.com.

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights and Other Operating Statistics

	Selected Percentage Changes	Three Months Ended December 31,		Selected Percentage Changes	Year Ended December 31,
		2014	2013		2014	2013
Financial Highlights:
(In thousands, except per share data)

Revenue	7.5%	$240,102	$223,436	10.8%	$908,974	$820,053
Adjusted revenue	7.4%	$241,171	$224,524	10.2%	$914,980	$829,967
Net income	127.0%	$28,555	$12,578	60.1%	$51,172	$31,971
Adjusted net income	49.2%	$42,955	$28,796	16.4%	$122,640	$105,383
Adjusted EBITDA	31.9%	$76,150	$57,729	15.4%	$237,729	$206,091
Adjusted EBITDA margin		31.6%	25.7%		26.0%	24.8%
Diluted earnings per share	127.0%	$0.84	$0.37	59.6%	$1.50	$0.94
Non-GAAP diluted earnings per share	51.2%	$1.27	$0.84	16.1%	$3.60	$3.10

Other Operating Statistics:
CEB segment Contract Value (in thousands) (1)				11.9%	$683,451	$610,830
CEB segment Member institutions (2)				9.9%	7,056	6,418
CEB segment Contract Value per member institution (2)					$96,702	$95,078
CEB segment Wallet retention rate (3)					99%	97%
SHL Talent Measurement segment Wallet retention rate (4)					103%	101%

(1)	We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement. CEB segment Contract Value does not include the impact of PDRI.
(2)	We define “CEB segment Member institutions,” at the end of the quarter, as member institutions with Contract Value in excess of $10,000. The same definition is applied to “CEB segment Contract Value per member institution.”
(3)	We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year segment Contract Value from prior year members as a percentage of the total prior year segment Contract Value. The CEB segment Wallet retention rate does not include the impact of PDRI.
(4)	We define “SHL Talent Measurement segment Wallet retention rate,” at the end of the quarter on a constant currency basis, as the last current 12 months of total segment Adjusted revenue from prior year customers as a percentage of the prior 12 months of total segment Adjusted revenue.

THE CORPORATE EXECUTIVE BOARD COMPANY

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenue (1)	$240,102	$223,436	$908,974	$820,053
Costs and expenses:
Cost of services (5)	83,196	77,775	323,633	294,576
Member relations and marketing (5)	66,448	65,155	267,831	238,070
General and administrative (5)	25,468	27,011	111,085	102,530
Acquisition related costs (2)	112	4,433	2,964	11,477
Impairment loss	—	—	39,700	22,600
Restructuring costs	1,830	—	1,830	—
Depreciation and amortization	16,700	15,311	68,286	60,087

Total costs and expenses	193,754	189,685	815,329	729,340

Operating profit	46,348	33,751	93,645	90,713
Other income (expense), net
Interest income and other (3)	6,184	(201)	10,030	(998)
Interest expense	(4,538)	(4,990)	(18,410)	(22,586)
Gain on cost method investment	—	—	6,585	—
Debt extinguishment costs	—	—	—	(6,691)

Other income (expense), net	1,646	(5,191)	(1,795)	(30,275)

Income before provision for income taxes	47,994	28,560	91,850	60,438
Provision for income taxes	19,439	15,982	40,678	28,467

Net income	$28,555	$12,578	$51,172	$31,971

Basic earnings per share	$0.85	$0.37	$1.52	$0.95
Diluted earnings per share	$0.84	$0.37	$1.50	$0.94

Weighted average shares outstanding
Basic	33,556	33,616	33,666	33,543
Diluted	33,870	34,018	34,039	33,943

Percentage of Adjusted Revenue
Cost of services	34.5%	34.6%	35.4%	35.5%
Member relations and marketing	27.6%	29.0%	29.3%	28.7%
General and administrative	10.6%	12.0%	12.1%	12.4%
Depreciation and amortization	6.9%	6.8%	7.5%	7.2%
Operating profit	19.2%	15.0%	10.2%	10.9%
Adjusted EBITDA (4)	31.6%	25.7%	26.0%	24.8%

(1)	Net of a $1.1 million and $6.0 million reduction to reflect the impact of the deferred revenue fair value adjustment in the three months and year ended December 31, 2014, respectively, and $1.1 million and $9.9 million in the three months and year ended December 31, 2013, respectively.
(2)	Acquisition related costs in the three months and year ended December 31, 2014 primarily relate to transaction and integration costs associated with the acquisitions of KnowledgeAdvisors and Talent Neuron. Acquisition related costs in the three months and year ended December 31, 2013 primarily relate to integration costs associated with the SHL acquisition.
(3)	Interest income and other in the three months ended December 31, 2014 includes $5.5 million of net non-operating foreign currency gains, $0.1 million of interest income and $0.3 million of other income and a $0.3 million increase in the fair value of deferred compensation plan assets. Interest income and other in the three months ended December 31, 2013 includes a $0.7 million increase in the fair value of deferred compensation plan assets and interest income of $0.1 million, which are more than offset by $0.7 million of net non-operating foreign currency losses and $0.3 million of other expense. Interest income and other in the year ended December 31, 2014 includes a $0.7 million increase in the fair value of deferred compensation plan assets, $8.6 million of net non-operating foreign currency gains, $0.4 million of interest income and $0.3 million of other income. Interest income and other in the year ended December 31, 2013 includes a $2.1 million increase in the fair value of deferred compensation plan assets and $0.3 million of interest income, which are more than offset by $3.3 million of net non-operating foreign currency losses and $0.1 million of other expense.
(4)	See “Non-GAAP Financial Measures” for further explanation.
(5)	The Company adjusted its allocation of certain costs in the three months ended December 31, 2014. To conform to the current period presentation, the Company reclassified prior period amounts, including the previously reported 2014 quarterly amounts, included in the year ended December 31, 2014. The reclassification did not have an impact on total costs and expenses or operating profit.

THE CORPORATE EXECUTIVE BOARD COMPANY

Segment Operating Results

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Adjusted Revenue (1)
CEB segment	$187,046	$170,636	$705,110	$634,302
SHL Talent Measurement segment	54,125	53,888	209,870	195,665

	$241,171	$224,524	$914,980	$829,967

Adjusted EBITDA (1)(2)
CEB segment	$63,136	$48,658	$199,464	$173,537
SHL Talent Measurement segment	13,014	9,071	38,265	32,554

	$76,150	$57,729	$237,729	$206,091

Adjusted EBITDA Margin (1)(2)
CEB segment	33.8%	28.5%	28.3%	27.4%
SHL Talent Measurement segment	24.0%	16.8%	18.2%	16.6%
Consolidated	31.6%	25.7%	26.0%	24.8%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	Net non-operating foreign currency gains (losses) included in Other income were $5.5 million and $8.6 million in the three months and year ended December 31, 2014 and $(0.7) million and $(3.3) million in the three months and year ended December 31, 2013, respectively.

THE CORPORATE EXECUTIVE BOARD COMPANY

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$114,934	$119,554
Accounts receivable, net (1)	283,069	271,264
Deferred income taxes, net	19,834	17,524
Deferred incentive compensation	25,779	24,472
Prepaid expenses and other current assets	21,245	29,355

Total current assets	464,861	462,169

Deferred income taxes, net	909	1,230
Property and equipment, net	112,524	106,854
Goodwill	441,207	442,775
Intangible assets, net	260,383	309,692
Other non-current assets	77,500	60,955

Total assets	$1,357,384	$1,383,675

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$89,696	$85,294
Accrued incentive compensation	65,731	61,498
Deferred revenue (2)	452,679	416,367
Deferred income taxes, net	190	969
Debt – current portion	15,269	10,274

Total current liabilities	623,565	574,402

Deferred income taxes	34,563	48,553
Other liabilities	122,832	115,424
Debt – long term	490,287	505,554

Total liabilities	1,271,247	1,243,933

Total stockholders’ equity	86,137	139,742

Total liabilities and stockholders’ equity	$1,357,384	$1,383,675

(1)	Includes accounts receivable, net of $61.7 million and $59.3 million at December 31, 2014 and 2013, respectively, related to the SHL Talent Measurement segment.
(2)	Includes deferred revenue of $67.4 million and $59.1 million at December 31, 2014 and 2013, respectively, related to the SHL Talent Measurement segment.

THE CORPORATE EXECUTIVE BOARD COMPANY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2014	2013
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$51,172	$31,971
Adjustments to reconcile net income to net cash flows provided by operating activities:
Impairment loss	39,700	22,600
Debt extinguishment costs	—	6,691
Exit costs	—	1,007
Restructuring costs	1,830	—
Gain on cost method investment	(6,585)	—
Depreciation and amortization	68,286	60,087
Amortization of credit facility issuance costs	2,614	2,775
Deferred income taxes	(21,394)	(12,266)
Share-based compensation	15,632	12,547
Excess tax benefits from share-based compensation arrangements	(3,665)	(4,331)
Net foreign currency remeasurement (gain) loss	(3,910)	1,474
Changes in operating assets and liabilities:
Accounts receivable, net	(12,482)	(29,690)
Deferred incentive compensation	(1,582)	(4,343)
Prepaid expenses and other current assets	9,060	(8,173)
Other non-current assets	(4,784)	(5,017)
Accounts payable and accrued liabilities	3,034	10,228
Accrued incentive compensation	5,053	7,252
Deferred revenue	33,466	48,488
Other liabilities	6,699	7,409

Net cash flows provided by operating activities	182,144	148,709

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(35,201)	(27,026)
Cost method and other investments	(8,567)	(11,213)
Acquisition of businesses, net of cash acquired	(58,902)	—

Net cash flows used in investing activities	(102,670)	(38,239)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	—	5,000
Payments of credit facility	(10,752)	(32,002)
Proceeds from the exercise of common stock options	—	1,098
Proceeds from the issuance of common stock under the employee stock purchase plan	1,244	910
Excess tax benefits from share-based compensation arrangements	3,665	4,331
Purchase of treasury shares	(29,168)	(2,751)
Credit facility issuance costs	—	(4,156)
Withholding of shares to satisfy minimum employee tax withholding for equity awards	(7,332)	(7,055)
Payment of dividends	(35,319)	(30,189)

Net cash flows used in financing activities	(77,662)	(64,814)

Effect of exchange rates on cash	(6,432)	1,199

Net (decrease) increase in cash and cash equivalents	(4,620)	46,855
Cash and cash equivalents, beginning of year	119,554	72,699

Cash and cash equivalents, end of period	$114,934	$119,554

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenue

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$186,384	$53,718	$240,102	$170,636	$52,800	$223,436
Impact of the deferred revenue fair value adjustment	662	407	1,069	—	1,088	1,088

Adjusted revenue	$187,046	$54,125	$241,171	$170,636	$53,888	$224,524

	Year Ended December 31, 2014			Year Ended December 31, 2013
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$701,573	$207,401	$908,974	$634,302	$185,751	$820,053
Impact of the deferred revenue fair value adjustment	3,537	2,469	6,006	—	9,914	9,914

Adjusted revenue	$705,110	$209,870	$914,980	$634,302	$195,665	$829,967

Adjusted EBITDA

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	CEB	SHL	Total	CEB	SHL	Total
Net income			$28,555			$12,578
Provision for income taxes			19,439			15,982
Interest expense, net			4,414			4,913
Other (income) expense, net			(6,060)			278

Operating profit (loss)	$45,142	$1,206	46,348	$35,639	$(1,888)	33,751
Other income (expense), net	3,669	2,391	6,060	80	(358)	(278)
Depreciation and amortization	8,655	8,045	16,700	7,100	8,211	15,311
Impact of the deferred revenue fair value adjustment	662	407	1,069	—	1,088	1,088
Acquisition related costs	112	—	112	2,864	1,569	4,433
Restructuring costs	1,154	676	1,830	—	—	—
Share-based compensation	3,742	289	4,031	2,975	449	3,424

Adjusted EBITDA	$63,136	$13,014	$76,150	$48,658	$9,071	$57,729

Adjusted EBITDA margin	33.8%	24.0%	31.6%	28.5%	16.8%	25.7%

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Adjusted EBITDA (Continued)

	Year Ended December 31, 2014			Year Ended December 31, 2013
	CEB	SHL	Total	CEB	SHL	Total
Net income			$51,172			$31,971
Provision for income taxes			40,678			28,467
Interest expense, net			18,046			22,337
Gain on cost method investment			(6,585)			—
Debt extinguishment costs			—			6,691
Other (income) expense, net			(9,666)			1,247

Operating profit (loss)	$98,108	$(4,463)	93,645	$103,322	$(12,609)	90,713
Other income (expense), net	6,239	3,427	9,666	431	(1,678)	(1,247)
Depreciation and amortization	33,707	34,579	68,286	28,356	31,731	60,087
Impact of the deferred revenue fair value adjustment	3,537	2,469	6,006	—	9,914	9,914
Acquisition related costs	2,964	—	2,964	7,691	3,786	11,477
Impairment loss	39,700	—	39,700	22,600	—	22,600
Restructuring costs	1,154	676	1,830	—	—	—
Share-based compensation	14,055	1,577	15,632	11,137	1,410	12,547

Adjusted EBITDA	$199,464	$38,265	$237,729	$173,537	$32,554	$206,091

Adjusted EBITDA margin	28.3%	18.2%	26.0%	27.4%	16.6%	24.8%

Adjusted Net Income

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income	$28,555	$12,578	$51,172	$31,971
Impact of the deferred revenue fair value adjustment (1)	694	795	3,964	7,193
Acquisition related costs (1)	67	2,918	1,856	7,500
Impairment loss (2)	3,433	4,199	31,386	22,600
Gain on cost method investment (1)	—	—	(3,944)	—
Restructuring costs (1)	1,167	—	1,167	—
Debt extinguishment costs (1)	—	—	—	4,001
Share-based compensation (1)	2,478	2,145	9,719	7,765
Amortization of acquisition related intangibles (1)	6,561	6,161	27,320	24,353

Adjusted net income	$42,955	$28,796	$122,640	$105,383

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Non-GAAP Earnings per Diluted Share

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Diluted earnings per share	$0.84	$0.37	$1.50	$0.94
Impact of the deferred revenue fair value adjustment (1)	0.02	0.02	0.12	0.21
Acquisition related costs (1)	—	0.09	0.05	0.22
Impairment loss (2)	0.10	0.12	0.92	0.66
Gain on cost method investment (1)	—	—	(0.12)	—
Restructuring costs (1)	0.04	—	0.04	—
Debt extinguishment costs (1)	—	—	—	0.12
Share-based compensation (1)	0.07	0.06	0.29	0.23
Amortization of acquisition related intangibles (1)	0.20	0.18	0.80	0.72

Non-GAAP diluted earnings per share	$1.27	$0.84	$3.60	$3.10

(1)	Adjustments are net of the annual estimated income tax effect using statutory rates based on the relative amounts allocated to each jurisdiction in the applicable period. The following income tax rates were used: 34% in 2014 and 27% in 2013 for the deferred revenue fair value adjustment; 37% in 2014 and 34% in 2013 for acquisition related costs; 40% in 2014 for the gain on cost method investment; 36% in 2014 for restructuring costs; 40% in 2013 for debt extinguishment costs; 38% in 2014 and 2013 for share-based compensation; and 30% in 2014 and 2013 for amortization of acquisition related intangibles.
(2)	The $39.7 million impairment loss associated with PDRI’s non-deductible intangible assets and goodwill recognized in the second quarter of 2014 was not treated as a discrete event in the provision for income taxes; rather, it was considered to be a component of the estimated annual effective tax rate. Approximately $3.4 million of the income tax effect associated with the non-deductible goodwill impairment loss was reflected in the income tax provision in the three months ended December 31, 2014 to bring the full year adjustment to $31.4 million.

Constant Currency

	Three Months Ended December 31, 2014			Year Ended December 31, 2014
	CEB	SHL	Total	CEB	SHL	Total
Adjusted revenue	$187,046	$54,125	$241,171	$705,110	$209,870	$914,980
Currency exchange rate fluctuations	1,663	2,568	4,231	1,821	1,454	3,275

Constant currency Adjusted revenue	$188,709	$56,693	$245,402	$706,931	$211,324	$918,255

Adjusted EBITDA	$63,136	$13,014	$76,150	$199,464	$38,265	$237,729
Currency exchange rate fluctuations	673	1,033	1,706	3,031	2,481	5,512
Net non-operating foreign currency (gains) losses	(3,146)	(2,390)	(5,536)	(4,892)	(3,750)	(8,642)

Constant currency Adjusted EBITDA	$60,663	$11,657	$72,320	$197,603	$36,996	$234,599

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Other Information

As previously disclosed, beginning with the first quarter of 2015, the Company will adjust its non-GAAP financial measures to exclude the impact of pretax net non-operating foreign currency gains (losses) included in other income (expense). The table below reflects the amount of pretax net non-operating foreign currency gains (losses) that were included in the Company’s 2013 and 2014 reported results:

	Year Ended December 31, 2014			Year Ended December 31, 2013
	CEB	SHL	Total	CEB	SHL	Total
Q1	$(387)	$(490)	$(877)	$288	$(240)	$48
Q2	(1,693)	(341)	(2,034)	(659)	547	(112)
Q3	3,826	2,191	6,017	(883)	(1,687)	(2,570)
Q4	3,146	2,390	5,536	(503)	(177)	(680)

	$4,892	$3,750	$8,642	$(1,757)	$(1,557)	$(3,314)

The income tax effect associated with the net non-operating foreign currency gains in 2014 was $1.2 million after excluding the non-taxable component of $4.0 million. Thus, the after-tax amount of the net non-operating foreign currency gains in 2014 was $7.4 million, or $0.22 per diluted share.